Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Acct. Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail:ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–8573 1014
Website: www.ccgirasia.com

For Immediate Release:

China TransInfo Technology Corp.
Stockholders Vote to Approve Merger

BEIJING, China, October 30, 2012 -- China TransInfo Technology Corp. (“China TransInfo” or the “Company”) (NASDAQ: CTFO), a leading provider of comprehensive intelligent transportation system (“ITS”) in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), today announced that, at the special meeting of stockholders of the Company held on October 29, 2012, the Company’s stockholders voted, among other things, in favor of the proposal to approve the previously announced Agreement and Plan of Merger, dated as of June 8, 2012 (the “Merger Agreement”), by and among the Company, TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Approximately 75.2% of the Company’s total outstanding shares of common stock voted in person or by proxy at the special meeting. Approximately 74.9% of the shares outstanding voted in favor of the proposal to approve the Merger Agreement. The proposal to approve the Merger Agreement was also approved by approximately 55.3% of the shares of common stock outstanding held by the stockholders other than Mr. Shudong Xia, Ms. Danxia Huang, Mr. Shufeng Xia, Karmen Investment Holdings Limited and SAIF Partners III, L.P., satisfying the “majority of the minority” voting requirement set forth in the Merger Agreement.

The parties currently expect to complete the merger in the last quarter of 2012, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. If completed, the proposed merger would result in the Company becoming a privately held company and its common stock would no longer be listed on the NASDAQ Global Market.

About China TransInfo

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

Safe Harbor Statement

Certain statements herein that reflect management’s expectations regarding future events are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such statements include, among others, those concerning the expected timing of the completion of the merger, the parties’ ability to complete the merger considering the various closing conditions, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “believes,” “expects” or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. Among others, the following risks, uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the risk that the merger may be delayed or may not be consummated; the risk that the Merger Agreement may be terminated in circumstances that require us to pay a termination fee; risks related to the diversion of management's attention from our ongoing business operations; risks regarding the failure of Parent to obtain the necessary financing to complete the merger; the effect of the announcement of the proposed merger or operational activities taken in anticipation of the merger on our business relationships, operating results and business generally; the outcome of any legal proceedings that have been or may be instituted against us related to the Merger Agreement; the amount of the costs, fees, expenses and charges related to the merger; and risks related to obtaining the requisite consents to the merger. For a description of additional risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.